Share Transfer Agreement

This share transfer Agreement (the “Agreement”) made and effective from 26th January 2021,sets out the terms and conditions upon which FB Fire Technologies Ltd (the “Transferor”), being a Company duly registered under the laws of UK and having its registered address at Matrix Business Centre, Nobel Way, Dinnington, Sheffield, S25 3QB, UK, will transfer 100% shares held by Nicolas Link to Ilustrato Pictures International Inc( ILUS International) (the “Transferee”), being a Company duly registered under the laws of Nevada and having its registered address at 26 Broadway Suite 934, New York NY1004 USA (together, the “Parties”).

WHEREAS the Transferor’s are the registered proprietor of 100% of the shares (the “Shares”).

WHEREAS the Transferor’s agree to transfer 100% of the Shares to the Transferee on such terms as are set out throughout this share transfer Agreement.

WHEREAS the Transferee for his part agrees to acquire the Shares on such terms as are set out in this share transfer Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.	TRANSFER OF SHARES:

It is agreed that:

1.1.    The Transferor transfers absolutely all title over the Shares to the Transferee.

1.2.	The transfer is absolute and includes all rights and obligations connected to the Shares including but not limited to all rights to dividends, capital and voting rights.
1.3.	The transfer is effective on the execution of this share transfer Agreement.

2.	TRANSFER PRICE

It is agreed that the Shares shall be transferred without any consideration.

3.	COST OF TRANSFER

It is agreed that the cost of registering the transfer of the Shares (if any) will be borne by the Transferee.

4.	EFFECT OF LACK OF FORMALITY

It is agreed that should the envisaged transfer of shares fail to be effective due to a lack of formality (including but not limited to a failure to register the transfer correctly in the registers of the company or due to a refusal by the directors of the company whose Shares are being transferred) then the effect shall be the transfer of all beneficial interest in the Shares to the Transferee by the creation of a trust in favour of the Transferee as beneficiary in which the Shares comprise the subject, and the Transferor is the trustee.

5.	WARRANTIES AND INDEMNITIES

It is agreed that:

i)	The Transferor warrants that he is the true owner of the Shares and is absolutely entitled to all their benefit.
ii)	The Transferor warrants that he is not acting as a nominee or trustee and that no other rights exist in connection with the Shares.
iii)	Each Party hereby declares that they have all necessary powers and approvals to enter into this share transfer Agreement.
iv)	Each Party hereby declares that they are not aware of any matter within their control which might have any negative or adverse effect upon the performance of their obligations under this share transfer Agreement.
v)	The rights, benefits, liabilities, and responsibilities contained within the terms of this share transfer Agreement can be assigned by any Party with the prior written agreement of the other Party.
vi)	Any delay or failure to enforce the terms of this share transfer Agreement and any delay to act on a breach of its term by any party does not constitute a waiver of those rights.
vii)	Each Party hereby warrants that they will not do any action which might harm, hinder or negatively affect the duties of the other Party set out within this share transfer Agreement.
viii)	If any clause (or any part of any clause) shall be deemed to be illegal or invalid by a competent court or other legal authority, then this shall have the effect of invalidity and striking out only that clause (or any part of any clause) only and shall not invalidate this share transfer Agreement in its entirety.
ix)	This share transfer Agreement can be executed either in one original or in more than one counterpart.
x)	This share transfer Agreement is binding on both Parties by virtue of the conduct of both parties and despite any defect or error in the formality of its execution.
xi)	The Transferor hereby irrevocably indemnifies and agrees to keep indemnified and hold harmless the Transferee against all losses howsoever caused arising from a breach of the warranties or other terms of this share transfer Agreement.

6.	VARIATION

This share transfer Agreement may be varied, and any variation must be made in writing by both Parties.

7.	NOTICES

Notices served pursuant to any term of this share transfer Agreement must be served in writing and will be served only if it handed from one Party to another in person or if delivered to the address for service of the Party in question. Notices may only be served and delivered in English.

IN WITNESS WHEREOF, each of the Parties has executed this share transfer Agreement:

Transferor	Transferee

/s/ Nicolas Link	/s/ Nicolas Link
Mr Nicolas Link, CEO	Mr Nicolas Link, CEO

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